Exhibit 21.1

Micrel, Incorporated
List of Subsidiaries

Subsidiary	Jurisdiction of Organization
Micrel International Corporation	Delaware
Micrel Semiconductor (UK) Limited	United Kingdom
Micrel Semiconductor Japan K.K.	Japan
Micrel Semiconductor GMBH	Germany
Micrel Semiconductor France S.A.S.	France
Micrel Semiconductor Taiwan, Limited	Taiwan
PhaseLink Company Limited	Taiwan
Micrel Semiconductor Hong Kong, Limited	Hong Kong
Micrel SDN BHD	Malaysia
Micrel PTE Ltd	Singapore
Micrel (Shanghai) Incorporated	China